Exhibit 23.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the amended Registration Statement on Form S-11 (Commission File No. 333-222231) of Nuveen Global Cities REIT, Inc. (the “Company”), the prospectus included therein (the “Prospectus”), and any future amendments or supplements thereto, and (2) the inclusion of our estimated value of the Company’s real property interests as of July 31, 2020 (presented in the line item “Investment in real property”) in the Supplement to the Prospectus to be filed on the date hereof and in any future amendments or supplements to the Prospectus.

/s/ RERC, LLC
RERC, LLC
Houston, Texas

August 17, 2020